EXHIBIT 99 A
                  PROXY STATEMENT, NOTICE OF ANNUAL MEETING AND
                       FORM OF PROXY FOR THE ANNUAL MEETING
                    OF STOCKHOLDERS TO BE HELD APRIL 27, 2000

                             DIMECO, INC.
                                PROXY
        ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 27, 2000
      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby constitutes and appoints Jerome D. Theobald and Susan Wright and each and any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Dimeco, Inc. (the "Company") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Operations Center of The Dime Bank, 120 Sunrise Avenue, Honesdale, Pennsylvania 18431, on Thursday, April 27, 2000, at 2:00 p.m. Eastern Standard Time, and at any adjournment or postponement of the meeting as follows:

1.  ELECTION OF CLASS B DIRECTORS

    JOHN S. KIESENDAHL   BARBARA J. GENZLINGER     JOHN F. SPALL

          [  ]  FOR all nominees listed            [  ]  WITHHOLD AUTHORITY
                above (except as provided                to vote for all
                to the contrary below)                   nominees listed above

    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

           -----------------------------------------------------------

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED ABOVE.
------------------------------------------------------------------------------
2.  APPROVAL AND ADOPTION OF THE DIMECO, INC. 2000 STOCK INCENTIVE PLAN

          [  ]  FOR          [  ]  AGAINST         [  ]  ABSTAIN

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.
------------------------------------------------------------------------------
3. APPROVAL AND ADOPTION OF THE DIMECO, INC. 2000 INDEPENDENT DIRECTORS STOCK OPTION PLAN

          [  ]  FOR          [  ]  AGAINST         [  ]  ABSTAIN

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.
------------------------------------------------------------------------------
4. RATIFICATION OF THE SELECTION OF S. R. SNODGRASS, A.C., CERTIFIED PUBLIC ACCOUNTANTS, AS THE AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2000.

          [  ]  FOR          [  ]  AGAINST         [  ]  ABSTAIN

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.
------------------------------------------------------------------------------
5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement of the meeting.
     THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE AND FOR PROPOSALS 2, 3 AND 4.


                                    Dated                             , 2000
                                          ----------------------------

                                    ----------------------------------------

                                    ----------------------------------------
                                            Signature(s)
Number of Shares Held of
Record on March 17, 2000:
                          ---------------

THIS PROXY MUST BE DATED, SIGNED BY THE SHAREHOLDER AND RETURNED PROMPTLY TO THE COMPANY IN THE ENCLOSED ENVELOPE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. IF STOCK IS HELD JOINTLY, EACH OWNER MUST SIGN.

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO THE SHAREHOLDERS OF DIMECO, INC.:


     Dimeco, Inc. (the "Company") hereby gives notice that the Annual Meeting of Shareholders will be held at 2:00 p.m., Eastern Standard Time, on Thursday, April 7, 2000, at the Operations Center of The Dime Bank, 120 Sunrise Avenue, Honesdale, Pennsylvania 18431, for the following purposes:

     1. To elect three Class B Directors to serve for a three-year term and until their successors are properly elected and qualified.

     2.  To approve and adopt the Dimeco, Inc. 2000 Stock Incentive Plan.

     3. To approve and adopt the Dimeco, Inc. 2000 Independent Directors Stock Option Plan.

     4. To ratify the selection of S. R. Snodgrass, A.C., Certified Public Accountants, of Wexford, Pennsylvania, as the independent auditors of the Company for the fiscal year ending December 31, 2000.

     5. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the meeting.


     Only those shareholders of record at the close of business, at 5:00 p.m., on Friday, March 17, 2000, may vote at the Annual Meeting.

     A copy of the Company's Annual Report for the fiscal year ended December 31, 1999, is being mailed with this notice.

     You are urged to mark, sign, date and promptly return your proxy in the enclosed, postage-prepaid envelope. By so doing, you will assure that your shares will be voted in accordance with your wishes whether or not you personally attend the meeting. The return of your proxy will also help to assure the presence of a quorum at the meeting. Finally, the prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person if you attend the meeting and give written notice to the Secretary of the Company.

                                   By Order of the Board of Directors



                                   Joseph J. Murray
                                   President & Chief Executive Officer

Honesdale, Pennsylvania
April 1, 2000

                 PROXY STATEMENT FOR THE ANNUAL MEETING OF
                  SHAREHOLDERS TO BE HELD APRIL 27, 2000

                               GENERAL

INTRODUCTION, DATE, PLACE AND TIME OF MEETING

     Dimeco, Inc. (the "Company"), a Pennsylvania business corporation and registered bank holding company, is furnishing this Proxy Statement in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company and any adjournment or postponement of the meeting. The Annual Meeting will be held at the Operations Center of The Dime Bank, 120 Sunrise Avenue, Honesdale, Pennsylvania 18431, on Thursday, April 27, 2000, at 2:00 p.m., Eastern Standard Time.

     The main office of the Company is located at The Dime Bank, 820 Church Street, Honesdale, Pennsylvania 18431. The Dime Bank is the wholly-owned subsidiary of the Company and its sole subsidiary. The telephone number for the Company is (570) 253-1970. All inquiries should be directed to Joseph J. Murray, President and Chief Executive Officer.

     The Company is first sending this Proxy Statement and the enclosed form of proxy to shareholders of the Company on or about April 1, 2000.

SOLICITATION

     By properly filling out, signing and returning the accompanying form of proxy in the enclosed postage-prepaid envelope, a shareholder is appointing the proxy holders to vote his or her shares in accordance with the shareholder's directions on the proxy. Unless a proxy specifies to the contrary, the proxy holders will vote the shares held by the shareholder giving the proxy as follows:

     FOR the election of the three nominees for Class B Director named below; FOR the approval and adoption of the Dimeco, Inc. 2000 Stock Incentive Plan;
     FOR the approval and adoption of the Dimeco, Inc. 2000 Independent Directors Stock Option Plan; and
     FOR the ratification of the selection of S. R. Snodgrass, A.C., Certified Public Accountants of Wexford, Pennsylvania, as the independent auditors for the Company for the year ending December 31, 2000.

     The execution and return of the enclosed proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person, after giving written notice to the Secretary of the Company of his or her intent to vote in person.

     The Company will pay for preparing, assembling, mailing and soliciting proxies. In addition to the use of the mails, certain directors, officers and employees of the Company intend to solicit proxies personally, by telephone and by facsimile. The Company will arrange with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by these persons. Upon request, the Company will reimburse such custodians for their reasonable forwarding expenses.

RIGHT OF REVOCATION

     A shareholder who executes and returns a proxy may revoke the proxy at any time before it is voted only by:

        Giving written notice of the revocation to Mr. Gerald Weniger, Secretary, Dimeco, Inc., 820 Church Street, Honesdale, Pennsylvania, 18431, telephone: (570)253-1970;
        Executing a later-dated proxy and giving written notice of this fact to the Secretary of the Company; or
        Giving written notice to the Secretary of the Company that the shareholder intends to vote in person at the Annual Meeting.

VOTING SECURITIES AND RECORD DATE

     At the close of business on March 17, 2000, the Company had outstanding 735,728 shares of common stock, $.50 par value per share.

     Only holders of common stock on the Company's records as of the close of
business on March 17, 2000, may vote at the Annual Meeting.   On all matters
to come before the Annual Meeting, each share of common stock entitles its holder to one vote.

QUORUM

     Pennsylvania law requires the presence of a quorum prior to the transaction of business at the Annual Meeting. Section 3.1 of the By-Laws of the Company provides that the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, shall constitute a quorum for the transaction of business at the meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter, as to votes which the broker withheld authority. Those shareholders present, in person or by proxy, may adjourn the meeting to another time and place if a quorum is lacking.

VOTE REQUIRED FOR APPROVAL

     Assuming the presence of a quorum, the three nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not be cast for the nominee.

     Assuming the presence of a quorum, approval and adoption of the Dimeco, Inc. 2000 Stock Incentive Plan and the Dimeco, Inc. 2000 Independent Directors Stock Option Plan each requires the affirmative vote of a majority of all shares entitled to vote (meaning, a majority of the number of shares outstanding on the record date). Abstentions and broker non-votes, which do not count either for or against a proposal, have the practical effect of reducing the number of affirmative votes required to achieve a majority for the matter by reducing the total number of shares voted from which the required majority is calculated.

     Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by all shareholders, in person or by proxy, who are entitled to vote at the Annual Meeting will be sufficient to approve the selection of S.R. Snodgrass, A.C., Certified Public Accountants, as the auditors of the Company for the year ending December 31, 2000. Abstentions and broker non-votes, which do not count either for or against a proposal, have the practical effect of reducing the number of affirmative votes required to achieve a majority for the matter by reducing the total number of shares voted from which the required majority is calculated.

              PRINCIPAL BENEFICIAL OWNERS OF THE COMPANY'S STOCK

PRINCIPAL OWNERS

     As of March 17, 2000 there was no person who owned of record or who is known by the Board of Directors to be the beneficial owner of more than five percent (5%) of the Company's outstanding common stock.

BENEFICIAL OWNERSHIP BY OFFICERS, DIRECTORS AND NOMINEES

     The following table indicates the amount and percentage of the common stock of the Company beneficially owned by each director, each nominee and all officers and directors of the Company as a group as of March 17, 2000. All shares reported have been rounded to the nearest whole share and are individually owned by the reporting person unless otherwise indicated.

Name of Individual               Amount and Nature of             Percent of
or Identity of Group          Beneficial Ownership(1)(2)           Class(3)
--------------------          --------------------------          ----------
Robert E. Genirs(4)                    1,000                        -----
Barbara Jeanne Genzlinger(5)             457                        -----
John S. Kiesendahl(5)(8)              11,270                        1.53%
Joseph J. Murray(4)(9)                 1,471                        -----
Thomas A. Peifer(4)(7)                 7,259                        -----
William E. Schwarz(6)                  5,550                        -----
Henry M. Skier(6)                     35,267                        4.79%
John F. Spall(5)(7)                   11,459                        1.56%
Gerald J. Weniger(6)                   2,696                        -----

All Officers and Directors as a
 Group (11 persons in total)          78,268                       10.64%
------------------------------
(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission ("SEC") and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 17, 2000. Beneficial ownership may be disclaimed as to certain of the securities.
(2)    Information furnished by the Directors and the Company.
(3)    Less than one percent (1%) unless otherwise indicated.
(4)    A Class A Director whose term expires in 2002.
(5) A Class B Director whose term expires in 2000 and a nominee for Class B Director whose term expires in 2003.
(6)    A Class C Director whose term expires in 2001.
(7)    All shares are held jointly with his spouse.
(8) Includes 1,638 shares held individually by Mr. Kiesendahl, 2,456 shares held by his stepson who resides with Mr. Kiesendahl and 7,176 shares held by Woodloch Pines, Inc., of which Mr. Kiesendahl is the President.
(9) Includes 1,459 shares held jointly by Mr. Murray with his spouse and 12 shares held by his son who resides with Mr. Murray.


           SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities (in this case the Company's common stock), to file reports of ownership and changes in ownership with the Securities and Exchange Commission, (the "SEC"). SEC regulation require officers, directors and greater than ten-percent shareholders to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms received by it, or on written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the period January 1, 1999 through December 31, 1999 all filing requirements applicable to its officers, directors and greater than ten-percent shareholders were complied with.

                        ELECTION OF DIRECTORS

     The Company has a classified Board of Directors with staggered three-year terms of office. In a classified board, the directors are generally divided into separate classes of equal number with the terms of the separate classes expiring in successive years. The Company's Board is divided into three classes. Thus, at the 2000 Annual Meeting of Shareholders, successors to the current Class B directors whose terms expire in 2000 shall be elected to hold office for a term of three years.

     In addition, there is no cumulative voting for the election of directors. Accordingly, each share of common stock entitles its holder to cast only one vote for each nominee. For example, if a shareholder owns 100 shares of common stock, he or she may cast up to 100 votes for each of the nominees for director in the class to be elected. Only the affirmative vote of at least a majority of the shares of common stock represented at the Annual Meeting can elect a nominee to the office of director.

     The Board of Directors of the Company has nominated the current Class B directors to serve as Class B directors for the next three-year term of office. The nominees for re-election this year are as follows:

          John S. Kiesendahl, director of the Company since 1992
          Barbara J. Genzlinger, director of the Company since 1998 John F. Spall, director of the Company since 1999

Each nominee has consented to serve a three year term of office and until his/her successor is elected and qualified.

     Unless otherwise instructed, the proxy holders will vote the Proxies received by them for the election of the three nominees for Class B director named above. If any nominee should become unavailable for any reason, the proxy holders will vote the proxies in favor of a substitute nominee as the Board of Directors of the Company shall determine. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. A majority of directors of the Company may fill any vacancy occurring on the Board of Directors of the Company for any reason until the expiration of the term of vacancy. Also, pursuant to Section 10.2 of the Company's By-Laws, the Board of Directors may from time to time fix the number of directors and their classifications, except that the number of directors may not be less than three.

              INFORMATION AS TO NOMINEES AND DIRECTORS

     The following table contains certain information with respect to the current Class A directors, the current Class B directors who are also the nominees for Class B director and Class C directors. The terms of office for class A, B and C directors expire in 2002, 2000 and 2001, respectively.

                               Position Held with
                               Company and Bank
                  Age as of    and Principal Occupation       Director Since
Name           March 17, 2000  for Past Five Years             Company/Bank
----           --------------  ------------------------       --------------
CLASS A DIRECTORS WHOSE TERM EXPIRES IN 2002
--------------------------------------------

Joseph J. Murray       60      President and Chief Executive     1992/1991
                               Officer of the Company and
                               the Bank

Thomas A. Peifer       57      Superintendent of the             1992/1987
                               Wallenpaupack Area
                               School District

Robert E. Genirs       64      Retired 1998; prior               1998/1998
                               Chief Financial Officer-
                               Lehman Brothers

                               Position Held with
                               Company and Bank
                  Age as of    and Principal Occupation       Director Since
Name           March 17, 2000  for Past Five Years             Company/Bank
----           --------------  ------------------------       --------------

CURRENT CLASS B DIRECTORS WHOSE TERM EXPIRES IN 2000 AND NOMINEES FOR CLASS B
-----------------------------------------------------------------------------
DIRECTORS WHOSE TERM WILL EXPIRE IN 2003
----------------------------------------


John S. Kiesendahl     53      President -Woodloch               1992/1985
                               Pines, Inc. (resort)

Barbara J. Genzlinger  48      Owner - Settlers Inn              1998/1998
                               (bed & breakfast)

John F. Spall          53      Attorney-at-Law                   1999/ 1999

CLASS C DIRECTORS WHOSE TERM EXPIRES IN 2001
--------------------------------------------

William E. Schwarz     57      Chairman of the Board of          1992/1971
                               the Company and the Bank
                               President - Edw. J. Schwarz, Inc.
                               (automobile dealership)

Henry M. Skier         59      President and Treasurer -         1992/1982
                               A. M. Skier Agency, Inc.
                               (independent insurance agency)

Gerald J. Weniger     69       Secretary of the Company
                               Assistant Secretary of the Bank   1992/1986
                               Retired - 1998; prior
                               President - Weniger Electronics,
                               Inc. (retail electronic equipment)


     During 1999, the Board of Directors of the Company held seven meetings. Directors received no additional remuneration for attendance at meetings of the Board of Directors of the Company. The Board of Directors of the Bank held 27 meetings.

     Each of the Directors, with the exception of Mr. Genirs and Mr. Skier, attended at least 75% of the total number of meetings of the Company. Each of the Directors, with the exception of Mr. Genirs and Mr. Skier, attended at least 75% of the total number of meetings of the Bank's Board of Directors.
     At present, the Board of Directors of the Company has no standing committees. The Company does not have a nominating committee. A shareholder who desires to propose an individual for consideration by the Board of Directors as a nominee for director should submit a proposal in writing to the Secretary of the Company in accordance with Section 10.1 of the Company's By-Laws.

         INFORMATION AS TO COMPENSATION OF EXECUTIVES AND DIRECTORS

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation for services in all capacities paid by the Company and the Bank during 1999, 1998 and 1997 to the Company's and the Bank's President and Chief Executive Officer. No other officer of the Company and the Bank had total annual salary and bonus that exceeded $100,000 during 1999, 1998 or 1997.

                                     SUMMARY COMPENSATION TABLE(1)

                                                   Annual Compensation
                                          -------------------------------------------------------
Name and                        Fiscal                           Other Annual      All Other
Principal Position               Year     Salary($)   Bonus($) Compensation($)  Compensation($)
-------------------------------------------------------------------------------------------------

Joseph J. Murray, President      1999      131,017      3,878      77,123(2)           -
and Chief Executive Officer      1998      130,179      8,650      55,203(3)           -
of the Company and Bank          1997      132,592      8,000      45,132(4)           -
=================================================================================================

(1) From January 1, 1997 through December 31, 1999, the Company did not pay any long-term compensation in the form of stock options, stock appreciation rights, restricted stock or any other long-term compensation, nor did it make any long-term incentive plan payments. Accordingly, no such information is presented in the Summary Compensation Table set forth above.
(2) Includes $56,702 vested benefit in salary continuation plan, a $9,198 contribution to Mr. Murray's 401(k) profit sharing plan, $10,086 as the incremental costs for an automobile made available to Mr. Murray and $1,137 representing various medical, disability and life insurance premiums.
(3) Includes $40,377 vested benefit in salary continuation plan, a $7,688 contribution to Mr. Murray's 401(k) profit sharing plan, $6,210 as the incremental costs for an automobile made available to Mr. Murray and $928 representing various medical, disability and life insurance premiums.
(4) Includes $26,405 vested benefit in salary continuation plan, a $9,324 contribution to Mr. Murray's 401(k) profit-sharing plan, $7,351 as the incremental costs for an automobile made available to Mr. Murray and $2,052 representing various medical, disability and life insurance premiums.

SALARY CONTINUATION PLAN FOR EXECUTIVE OFFICERS

     Joseph J. Murray has served as the Company's and the Bank's President and Chief Executive Officer since 1993 and Executive Vice President and Chief Executive Officer of the Bank since 1986. Maureen H. Beilman has served as the Company's and the Bank's Treasurer since 1993, the Bank's Secretary from 1997 until 1999, the Company's Assistant Secretary since 1997, as Chief Financial Officer of the Company and the Bank since 1999 and Controller of the Bank from 1988 until 1999. Gary C. Beilman has served as Vice President of the Company from 1993 to 1999, as Vice President of the Bank from 1989 until 1999 and as Senior Vice President of the Company and the Bank since 1999. As a result of these officers' active involvement and experience in the affairs of the Bank, the Bank has depended upon, and continues to depend upon, their continued employment. The Bank does not maintain employment contracts or key man insurance, other than in connection with the salary continuation plans below, with respect to Messrs. Murray and Beilman and Ms. Beilman. However, in 1995, the Bank entered into agreements to establish a non-qualified salary continuation plan (the "Salary Continuation Plan") for these officers. If an officer continues to serve as an officer of the Bank until he or she attains age sixty-five (65), the Bank agrees to pay that officer 120 guaranteed consecutive monthly payments commencing on the first day of the month following the officer's 65th birthday. If the officer attains sixty-five (65) years of age, but dies before receiving all of the guaranteed monthly payments or dies before age sixty-five (65) while serving as an officer, then the Bank will make the remaining payments to that officer's designated beneficiary or to the representative of his or her estate. The Bank has obtained life insurance (designating the Bank as beneficiary) on the life of each participating officer in an amount which is intended to cover the Bank's obligations under the Salary Continuation Plan, based upon certain actuarial assumptions. In 1999, the Bank accrued $49,768 as an expense for the Salary Continuation Plan. Income realized from increases in the cash surrender values of the life insurance policies in 1999 was $57,342.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Board of Directors of Dimeco, Inc. is responsible for the governance of the Company and its subsidiary, The Dime Bank. In fulfilling its fiduciary duties, the Board of Directors acts in the best interests of the Company's shareholders, customers and the communities served by the Company and the Bank. To accomplish the strategic goals and objectives of the Company, the Board of Directors engages competent persons who undertake to accomplish these objectives with integrity in a cost-effective manner. The compensation of these individuals is part of the Board of Directors' fulfillment of its duties to accomplish the Company's strategic mission. The Bank provides compensation to the employees of the Company and the Bank.

     The fundamental philosophy of the Company's and the Bank's compensation program is to offer competitive compensation opportunities for all employees based on the individual's contribution and personal performance. The compensation program is administered by a Compensation Committee comprised of all outside directors. The objectives of the Committee are to establish a fair compensation policy to govern executive officers' base salaries and incentive plans to attract and motivate competent, dedicated and ambitious managers whose efforts will enhance the products and services of the Company, the results of which will be improved profitability, increased dividends to our shareholders and subsequent appreciation in market value of our shares.

     The compensation of the Company's and Bank's top executive officers is reviewed and approved annually by the Board of Directors. The top executives whose compensation is determined by the committee include the President and Chief Executive Officer, the Senior Vice President and the Chief Financial Officer and Treasurer and all other Vice Presidents. As a guideline for review in determining base salaries, the committee uses information composed of a Pennsylvania peer group, "L.R. Webber Associates, Inc. Survey Report" which includes peer group banks with assets of $100,000,000 to $199,999,000.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Board of Directors has determined that the CEO's 1999 compensation of $131,017 is appropriate in light of the following Company performance accomplishments over the past five years:

          sixty-eight percent (68%) increase in net income seventy percent (70%) increase in net loans sixty-three percent (63%) increase in deposits sixty-nine percent (69%) increase in total assets

In addition, the Company, through its Bank subsidiary, has introduced a number of new products over this time frame and expanded its role in the camping industry, a profitable sector for the Company. Mr. Murray introduced the team management style which has proven to be a very effective method of including all levels of management in the operation of the Company. There is, however, no direct correlation between the CEO's compensation, the CEO's increase in compensation and any of the above criteria, nor is there any weight given by the committee to any of the above specific individual criteria. Such increase in the CEO's compensation is based on the committee's subjective determination after review of all information that it deems relevant, including the above.

EXECUTIVE OFFICERS COMPENSATION

     The Board of Directors establishes the compensation of the Company's and the Bank's executive officers. Compensation increases were determined by the committee based on its subjective analysis of each individual's contribution to the Company's strategic goals and objectives. In determining whether strategic goals have been achieved, the Board of Directors considers among numerous factors, the following: the Company's performance as measured by earnings, revenues, return on assets, return on equity, market share, total assets and non-performing loans. In addition, the expansion of the Company's penetration in the camping industry and implementation of the team management style was considered. Although performance and increases in compensation were measured in light of these factors, there is no direct correlation between any such criteria in the committee's analysis. The determination by the committee is subjective after review of all information, including the above, it deems relevant.

     Total compensation opportunities available to the employees of the Bank are influenced by general labor market conditions, the specific responsibilities of the individual and the individual's contributions to the Company's success. Individuals are reviewed annually on a calendar year basis. The Bank strives to offer compensation that is competitive with that offered by employers of comparable size in our industry. Through these compensation policies, the Company strives to meet its strategic goals and objectives to its constituencies and provide compensation that is fair and meaningful to its employees.

                               Submitted By The Board of Directors Acting
                               as the Executive Compensation Committee:
                               Joseph J. Murray       John S. Kiesendahl
                               William E. Schwarz     Thomas A. Peifer
                               Gerald J. Weniger      Henry M. Skier
                               Robert E. Genirs       Barbara J. Genzlinger
                               John F. Spall

            BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION IN
                             COMPENSATION DECISIONS

     Joseph J. Murray, President and Chief Executive Officer of the Company and the Bank is a member of the Board of Directors. Mr. Murray makes recommendations to the Board of Directors regarding compensation for all employees. The recommendations are submitted to the entire Board of Directors to be voted upon to establish compensation policies. Mr. Murray does not participate in the discussions and decision relating to his base salary and cash bonus.

DIRECTORS' COMPENSATION

     Each outside Director of the Bank, with the exception of Mr. Spall, received $11,000 for his or her services as a Director in 1999. Mr. Spall received $10,083; he was appointed to serve on the Board of Directors in February 1999 and his compensation was prorated accordingly. In 1999, the Directors of the Bank received $87,083, in the aggregate, for attendance at Board meetings. Directors received no remuneration for attendance at meetings of the Board of Directors of the Company.

DIRECTOR DEFERRED COMPENSATION PLANS

     The Bank has entered into agreements with two directors to establish non-qualified deferred compensation plans (the "Director Deferred Compensation Plans"). Mr. Skier is deferring substantially all of the payment of his directors' fees described above. The plan is equal to a sum of money measured by the collateral assignment portion between the Director and the Bank accruing during the term of his appointment in connection with the Director's agreement with the Bank. If the Director's appointment is terminated due to his death or disability while still named as a Director of the Bank, the Bank shall make the payment at the termination of service, if disabled, or to his beneficiary, if deceased. The plan is fully funded by a split dollar life insurance policy on the life of Mr. Skier. The plan for Mr. Kiesendahl is recorded by the Bank in a deferred compensation account for his benefit. He is entitled to receive all amounts credited to the account as of the date of termination of service. If termination is due to his death, his beneficiary will be entitled to receive all amounts credited to the account as of the date of his death, either in installments or as a lump sum, at the Bank's discretion. Mr. Kiesendahl chose not to defer any portion of his director's fees during 1999. Although Messrs. Skier and Kiesendahl are the only Directors who have entered into these agreements as of this date, the Bank has offered these plans to all Directors and may enter into substantially similar plans with its remaining Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     There have been no material transactions since January 1, 1999, nor are any such transactions currently proposed, to which the Company or the Bank was or is to be a party and in which any director or executive officer of the Company, or any beneficial owner of more than 5% of the common stock of the Company (or any associate thereof, respectively), had or will have a material interest. The Company and the Bank have engaged in and intend to continue to engage in banking and financial transactions in the ordinary course of business with directors and executive officers of the Company and the Bank and their respective associates on comparable terms and with similar interest rates as those prevailing from time to time for other non-affiliated customers of the Company and the Bank. Total loans outstanding from the Company and the Bank, at December 31, 1999, to the Company's and the Bank's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $3,486,369 or 20.0% of the Bank's total equity capital accounts. This was the largest amount of indebtedness outstanding at any time during fiscal year 1999 to the above identified group. Such loans do not involve more than the normal risk of collectibility nor do they present other unfavorable features.


                 EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth selected information about the principal officers of the Company, each of whom is selected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors. All reported shares have been rounded to the nearest whole share.


                                                                             Number of
                                                                  Bank     Company Shares    Age as of
                       Office/Position              Held       Employee     Beneficially      March 17,
Name                   With Company                Since         Since         Owned            2000
----                   ---------------             -----        -------    --------------    ---------
William E. Schwarz     Chairman                     1993            (1)        5,550             57

Joseph J. Murray(2)    President and CEO            1993          1986         1,471             60

Gerald J. Weniger      Secretary                    1993            (1)        2,696             69

Maureen H. Beilman(2)  CFO, Treasurer
and Asst. Secretary                                 1999          1988           900             44

Gary C. Beilman(2)     Sr. Vice President           1999          1989           939             45

----------------------------------------------
(1) Messrs. Schwarz and Weniger have never been full-time employees of the Bank.
(2) Messrs. Murray and Beilman and Ms. Beilman are full-time employees of the Bank. Mr. Beilman is Ms. Beilman's brother-in-law.

                       EXECUTIVE OFFICERS OF THE BANK

     The following table sets forth selected information about the principal officers of the Bank, each of whom is selected by the Board of Directors of the Bank and each of whom holds office at the discretion of the Board of Directors of the Bank. All shares reported have been rounded to the nearest share.

                                                                             Number of
                                                                 Bank     Company Shares    Age as of
                       Office/Position              Held       Employee     Beneficially      March 17,
Name                   With Company                Since         Since         Owned            2000
----                   ---------------             -----        -------    --------------    ---------
William E. Schwarz     Chairman                     1986            (1)        5,550             57

Joseph J. Murray       President and CEO            1993          1986         1,471             60

Gary C. Beilman(2)     Sr. Vice President           1999          1989           939             45

Maureen H. Beilman(2)  CFO and Treasurer            1999          1988           900             44

L. Jill George         Vice President               1999          1983           313             38

----------------------------------------------
(1) Messrs. Schwarz and Weniger have never been full-time employees of the Bank.
(2)  Mr. Beilman is Ms. Beilman's brother-in-law.

                        APPROVAL AND ADOPTION OF THE
                                DIMECO, INC.
                         2000 STOCK INCENTIVE PLAN

     On March 16, 2000, the Board of Directors adopted the Dimeco, Inc. 2000 Stock Incentive Plan, subject to approval by the shareholders at the annual meeting. The Board of Directors reserved 60,000 shares of common stock for issuance under the Stock Incentive Plan subject to future adjustment for stock splits and stock dividends. The terms and effect of the Stock Incentive Plan are summarized below. This summary highlights selected information from the 2000 Stock Incentive Plan and may not contain all of the information that is important to an individual shareholder. To understand the plan fully, and for more complete descriptions of the terms of the plan, you should carefully read the 2000 Stock Incentive Plan that is attached to this proxy statement as "Exhibit A". "Exhibit A" is deemed to be an integral part of this proxy statement.

     The purposes of the Stock Incentive Plan are as follows:

          to advance the Company's and the Bank's development, growth and financial condition by providing additional incentives to key officers and other employees by encouraging them to acquire stock ownership in the Company;
          to secure, retain and motivate personnel who may be responsible for the Company's and the Bank's operation and management; and to encourage employees to contribute to enhanced corporate performance.

TERM

     The Stock Incentive Plan became effective on the date the Board of Directors adopted it, subject to shareholder approval and will remain effective until all awards under the plan either have lapsed, been exercised, satisfied or canceled. The Board may amend, suspend, or terminate the plan at any time and under no circumstances can awards be granted after the 10th anniversary of the plan's effective date, or March 16, 2010.

ADMINISTRATION

     The Board of Directors or a committee of at least two members of the Board administers and interprets the plan. The committee also determines which key officers and other Company and Bank employees qualify for awards under the Stock Incentive Plan and their associated terms and conditions. A person's eligibility to receive an award will not exclude him or her from participation in any other Company or Bank incentive or benefit plan or program.

AWARDS

     The committee may issue awards under the Stock Incentive Plan in the form of:

           Qualified Options -- options to purchase stock intended to qualify for tax treatment as incentive stock options under Internal Revenue Code Sections 421 and 422; these options have specific tax benefits to recipients; or

           Non-Qualified Options -- options to purchase stock not intended to qualify for tax treatment under Internal Revenue Code Sections 421 through 424; or

           Stock Appreciation Rights -- rights that entitle its holder, upon exercise of the right, to receive from the issuer, in cash or common stock, an amount equal to the excess of the market value of the underlying common stock over the exercise price of the right; or

           Restricted Stock -- stock that is restricted as to transferability and subject to forfeiture for a set period of time unless certain conditions are met.

     The committee, in its sole discretion, determines the awards and their terms and conditions. Generally, awards may be exercised in whole or in part. The Company will use funds received from the exercise of awards for its general corporate purposes. The committee may permit the acceleration of any award's exercise terms when the situation warrants. However, the committee may impose other requirements and conditions consistent with the objective of the plan. In addition, the Stock Incentive Plan provides for acceleration of the exercise terms of all outstanding awards if a change of control of the corporation occurs.

FEDERAL INCOME TAX CONSEQUENCES

     An employee who receives qualified options will not recognize taxable income on the grant or the exercise of the option. If the stock acquired by the exercise of a qualified option is held until the later of (i) 18 months from the award's grant date, and (ii) one year from the award's exercise date, any gain (or loss) recognized on the stock's sale or exchange will be treated as long-term capital gain (or loss), and the corporation will not receive any income tax deduction. If stock acquired by the exercise of a qualified option is sold or exchanged before the expiration of the required holding period, the employee recognizes ordinary income in the year the disposition occurred in an amount equal to the difference between the option price and the lesser of the stock's fair market value on the exercise date, or the selling price. In the event of a disqualifying disposition, the corporation is entitled to an income tax deduction in the year the disposition occurred in an amount equal to the amount of ordinary income the employee recognized.

     An employee who receives a non-qualified option will not recognize taxable income on the grant of the award. However, upon exercise, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date that the option is exercised over the purchase price paid for the stock. The corporation is entitled to an income tax deduction in the year of exercise in an amount equal to the amount of income the employee recognized.

     An employee who receives a stock appreciation right will not recognize taxable income on the grant of the award. However, upon the exercise of the stock appreciation right, the employee will recognize ordinary income in an amount equal to the cash or the fair market value of the stock received. The corporation is entitled to an income tax deduction in the year the employee exercises the stock appreciation in an amount equal to the amount of income the employee recognized.

     An employee who receives restricted stock will not recognize taxable income on the grant of the award if the restricted stock is non-transferable and subject to a substantial risk of forfeiture. The employee will recognize taxable income the first time that the rights in the restricted stock are transferable, or are not subject to a substantial risk of forfeiture, whichever occurs earlier. The employee will recognize taxable income in an amount equal to the excess of the fair market value of the restricted stock at that time, over the amount paid for the restricted stock. However, an employee may elect to include in his or her taxable income for the tax year when the stock is deemed transferred to the employee, the excess of the fair market value of the restricted stock at the time of the award, over the amount paid for the restricted stock. The corporation is entitled to an income tax deduction, in an amount equal to the taxable income the employee recognized, for the corporation's taxable year in which the employee recognizes taxable income.

     This tax discussion is a summary and provided for the shareholders' convenience. The federal income tax consequences to any plan recipient and to the Company may vary from those described above, depending upon individual actions and circumstances.

     As of March 16, 2000, fifteen executive officers and employees were eligible to participate in the Stock Incentive Plan. No awards have been made under the plan as of the date of this proxy statement. Future grants by the committee are not presently determinable, nor is it possible to predict the benefits that may be granted or allocated to particular individuals or groups for 2000 and beyond. Currently, the Board of Directors has no definite plans to issue any benefits under the Stock Incentive Plan.

     The Board of Directors recommends a vote FOR the following resolution that will be presented at the annual meting:

          "RESOLVED, that the Dimeco, Inc. 2000 Stock
          Incentive Plan, the text of which is set forth in its entirety in "Exhibit A" to the proxy statement for the 2000 Annual Meeting of Shareholders, is hereby approved, adopted, ratified and confirmed by the shareholders of the Company."

     A majority of shareholders entitled to vote must vote in the affirmative to approve and adopt the Stock Incentive Plan. The proxy holders will vote FOR the above resolution unless shareholders specify otherwise on their proxy cards.

     The Board of Directors recommends a vote FOR the proposal to approve and adopt the Dimeco, Inc. 2000 Stock Incentive Plan.

                       APPROVAL AND ADOPTION OF
                            DIMECO, INC.'S
             2000 INDEPENDENT DIRECTORS STOCK OPTION PLAN


     On March 16, 2000, the Board of Directors adopted the Dimeco, Inc. 2000 Independent Directors Stock Option Plan, subject to shareholder approval at the annual meeting. The Board of Directors reserved 25,000 shares of common stock for issuance under the plan subject to future adjustments due to stock splits, payments of stock dividends or other changes in the Company's capital structure. The terms and effect of the plan are summarized below. This summary highlights selected information from the 2000 Independent Directors Stock Option Plan and may not contain all of the information that is important to an individual shareholder. To understand the plan fully, and for more complete descriptions of the terms of the plan, shareholders should carefully read the 2000 Independent Directors Stock Option Plan, attached to this proxy statement as "Exhibit B". "Exhibit B" is deemed to be an integral part of this proxy statement.

     The purposes of the 2000 Independent Directors Stock Option Plan are as follows:

          to secure, retain and motivate non-employee Company directors;
          to advance the Company's and the Bank's development, growth and financial condition by providing additional incentives to non-employee directors by encouraging them to acquire stock ownership in the Company; and to align the interests of non-employee directors with the interests of shareholders, including the interest in the appreciation of the Company's common stock.



TERM
     The 2000 Independent Directors Stock Option Plan became effective on the date the Board of Directors adopted it, subject to shareholder approval and will remain effective until all awards under the plan either have lapsed, been exercised, satisfied or canceled. The Board may amend, suspend, or terminate the plan at any time and under no circumstances can awards be granted after the 10th anniversary of the plan's effective date, or March 16, 2010.

ADMINISTRATION

     The Board of Directors or a committee of at least two members of the Board administers and interprets the plan. The committee also determines the number of stock options to be awarded under the plan and their associated terms and conditions. A director's eligibility to receive an award will not exclude him or her from participation in any other Company or Bank incentive or benefit plan or program.

ELIGIBILITY AND GRANTS

     Only directors who are not officers or employees of the Company or the Bank are eligible to receive awards under the plan. Each non-employee director will be granted stock options annually on the first business day of January, with the exception of the first annual award of options. The first annual stock option awards will be made at the organizational meeting of the Board following the Company's 2000 Annual Meeting of Shareholders. The purchase price of a share of common stock subject to a stock option will be the fair market value, as defined in the plan, on the grant date. The recipient may exercise his or her stock options for ten years after the grant date.

     If a director ceases to be a director for any reason, the remaining portion of that director's unexercised stock options terminates one year after the director's termination date. If a director dies prior to the expiration of that director's stock options without having fully exercised his or her stock options, then, to the extent that the stock options were exercisable at the time of death, the deceased director's legal representative or beneficiary may exercise the stock options within one year after the director's death.

FEDERAL INCOME TAX CONSEQUENCES

     The options issued pursuant to the plan will not qualify as incentive stock options within the meaning of Sections 421 and 422 of the Internal Revenue Code. Under the provisions of the Code as in effect on the date of this proxy statement, a director who receives a non-qualified option will not recognize taxable income on the grant of the option. However, upon exercise, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the exercise date over the purchase price paid for the stock. The Company is entitled to an income tax deduction in the year the option was exercised in an amount equal to the amount of income the director recognized.

     The Board of Directors recommends a vote FOR the following resolution which will be presented at the annual meeting:

          "RESOLVED, that the Dimeco, Inc. 2000 Independent Directors Stock Option Plan, the text of which is set forth in its entirety in "Exhibit B" to the proxy statement for the 2000 Annual Meeting of Shareholders, is hereby approved, adopted, ratified and confirmed by the shareholders of the Company."

     A majority of shareholders entitled to vote must vote in the affirmative to approve and adopt the Stock Incentive Plan. The proxy holders will vote FOR the above resolution unless shareholders specify otherwise on their proxy cards.

     The Board of Directors recommends a vote FOR the proposal to approve and adopt the Dimeco, Inc. 2000 Independent Directors Stock Option Plan.

            RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Unless instructed to the contrary, it is intended that votes will be cast pursuant to the proxies for the ratification of the selection of S. R. Snodgrass, A.C., Certified Public Accountants, of Wexford, Pennsylvania ("Snodgrass"), as the Company's independent public accountants for its fiscal year ending December 31, 2000. The Company has been advised by Snodgrass that none of its members has any financial interest in the Company. Ratification of Snodgrass will require an affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting. Snodgrass served as the Company's independent public accountants for the Company's 1999 fiscal year.

     In addition to performing customary audit services, Snodgrass assisted the Company with the preparation of its federal and state tax returns, provided consulting services and provided assistance in connection with regulatory matters, charging the Company for such services at its customary hourly billing rates. These non-audit services were approved by the Company's and the Bank's Board of Directors, after due consideration of the effect of the performance thereof on the independence of the accountants and after the conclusion by the Company's and the Bank's Board of Directors that there was no effect on the independence of the accountants. Snodgrass was engaged by the Bank's Board of Directors to perform internal audit, compliance and loan review services in 1999 and has been hired to perform the same services in 2000. The issue of independence as it pertains to the external audit services provided by Snodgrass has been reviewed by the Board of Directors. They believe that this arrangement will not compromise the independence of Snodgrass in their role as external auditor.

     In the event that the shareholders do not ratify the selection of Snodgrass as the Company's independent public accountants for the 2000 fiscal year, another accounting firm will be chosen to provide independent public accountant audit services for the 2000 fiscal year. The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of Snodgrass as the auditors for the Company for the year ending December 31, 2000.

     It is understood that even if the selection of Snodgrass is ratified, the Board of Directors, at its discretion, may direct the appointment of a new independent auditing firm at any time during the year if the Board of Directors determines that such a change would be in the best interest of the Company and its shareholders.

                           LEGAL PROCEEDINGS

     In the opinion of the management of the Company, there are no proceedings pending to which the Company and the Bank is a party or to which its property is subject, which, if determined adversely to the Company and the Bank, would be material in relation to the Company's and the Bank's undivided profits or financial condition. There are no proceedings pending other than ordinary routine litigation incident to the business of the Company and the Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Company and the Bank by government authorities.

                            ANNUAL REPORT

     A copy of the Company's Annual Report for its fiscal year ended December 31, 1999, is being mailed with this Proxy Statement. A representative of Snodgrass, the accounting firm which examined the financial statements in the Annual Report, will attend the Annual Meeting. This representative of Snodgrass will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to any appropriate questions presented by shareholders at the Annual Meeting.

                        SHAREHOLDER PROPOSALS

     Any shareholder, who in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company's Proxy Statement for its 2001 Annual Meeting of Shareholders must deliver such proposal in writing to the Secretary of Dimeco, Inc. at the principal executive offices of the Company at The Dime Bank, 820 Church Street, Honesdale, Pennsylvania 18431, not later than Wednesday, December 1, 2000.

                           OTHER MATTERS

     The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the Notice of Annual Meeting of Shareholders, but if any matters are properly presented, it is the intention of the persons named in the accompanying Proxy to vote on such matters in accordance with their judgment.

                      ADDITIONAL INFORMATION

     Upon written request of any shareholder, a copy of the Company's report on Form 10-KSB for its fiscal year ended December 31, 1999, including the financial statements and the schedules thereto, required to be filed with the SEC, may be obtained, without charge, from Maureen H. Beilman, Chief Financial Officer, Dimeco, Inc., 120 Sunrise Avenue, P.O. Box 509, Honesdale, Pennsylvania 18431, telephone: (570) 253-1970.

     In addition, a copy of the Annual Disclosure Statement of The Dime Bank may also be obtained, without charge, from Maureen H. Beilman, Chief Financial Officer.

                                   EXHIBIT A

                                  DIMECO, INC.

                            2000 STOCK INCENTIVE PLAN


1. Purpose. The purpose of this Stock Incentive Plan (the "Plan") is to ------- advance the development, growth and financial condition of Dimeco, Inc. (the "Corporation") and each subsidiary thereof, as defined in
    Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), by providing incentives through participation in the appreciation of the common stock of the Corporation to secure, retain and motivate personnel who may be responsible for the operation and for management of the affairs of the Corporation and any subsidiary now or hereafter existing ("Subsidiary").

2. Term. The Plan shall become effective as of the date it is adopted by the ---- Corporation's Board of Directors (the "Board"), and shall be presented for approval at the next meeting of the Corporation's shareholders. Any and all options and rights awarded under the Plan (the "Awards") before it is approved by the Corporation's shareholders shall be conditioned upon, and may not be exercised before, receipt of shareholder approval, and shall lapse upon failure to receive such approval. Unless previously terminated by the Board, the Plan shall terminate on, and no options shall be granted after the tenth anniversary of the effective date of the Plan.

3. Stock. Shares of the Corporation's common stock (the "Stock"), that may ----- be issued under the Plan shall not exceed, in the aggregate, 60,000 shares, as may be adjusted pursuant to Section 19 hereof. Shares may be either authorized and unissued shares, or authorized shares, issued by and subsequently reacquired by the Corporation as treasury stock. Under no circumstances shall any fractional shares be awarded under the Plan. Except as may be otherwise provided in the Plan, any Stock subject to an Award that, for any reason, lapses or terminates prior to exercise, shall again become available for grant under the Plan. While the Plan is in effect, the Corporation shall reserve and keep available the number of shares of Stock needed to satisfy the requirements of the Plan. The Corporation shall apply for any requisite governmental authority to issue shares under the Plan. The Corporation's failure to obtain any such governmental authority, deemed necessary by the Corporation's legal counsel for the lawful issuance and sale of Stock under the Plan, shall relieve the Corporation of any duty, or liability for the failure to issue or sell the Stock.

4. Administration. The ability to control and manage the operation and -------------- administration of the Plan shall be vested in the Board or in a committee of two or more members of the Board, selected by the Board (the "Committee"). The Committee shall have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make any and all determinations that may be necessary or advisable for the administration of the Plan. Any interpretation of the Plan by the Committee and any decision made by the Committee under the Plan is final and binding.
    The Committee shall be responsible and shall have full, absolute and final power of authority to determine what, to whom, when and under what facts and circumstances Awards shall be made, and the form, number, terms, conditions and duration thereof, including but not limited to when exercisable, the number of shares of Stock subject thereto, and the stock option exercise prices. The Committee shall make all other determinations and decisions, take all actions and do all things necessary or appropriate in and for the administration of the Plan. No member of the Committee or of the Board shall be liable for any decision, determination or action made or taken in good faith by such person under or with respect to the Plan or its administration.

5. Awards. Awards may be made under the Plan in the form of: (a) "Qualified ------ Options" to purchase Stock, which are intended to qualify for certain tax treatment as incentive stock options under Sections 421 and 422 of the Code, (b) "Non-Qualified Options" to purchase Stock, which are not intended to qualify under Sections 421 through 424 of the Code, (c) Stock Appreciation Rights ("SARs"), or (d) "Restricted Stock". More than one Award may be granted to an eligible person, and the grant of any Award shall not prohibit the grant of another Award, either to the same person or otherwise, or impose any obligation to exercise on the participant.
    All Awards and the terms and conditions thereof shall be set forth in written agreements, in such form and content as approved by the Committee from time to time, and shall be subject to the provisions of the Plan whether or not contained in such agreements.

    Multiple Awards for a particular person may be set forth in a single written agreement or in multiple agreements, as determined by the Committee, but in all cases each agreement for one or more Awards shall identify each of the Awards thereby represented as a Qualified Option, Non-Qualified Option or Stock Appreciation Right, as the case may be.


6. Eligibility. Persons eligible to receive Awards shall be those key ----------- officers and other employees of the Corporation and each Subsidiary, as determined by the Committee. A person's eligibility to receive an Award shall not confer upon him or her any right to receive an
    Award.   Except as otherwise provided, a person's eligibility to receive, or actual receipt of an Award under the Plan shall not limit or affect his or her benefits under or eligibility to participate in any other incentive or benefit plan or program of the Corporation or of its affiliates.


7. Qualified Options. In addition to other applicable provisions of the ----------------- Plan, all Qualified Options and Awards thereof shall be under and subject to the following terms and conditions:

    (a) The maximum number of shares of Stock that may be issued by options intended to be Qualified Options shall be 60,000 shares.

    (b) No Qualified Option shall be awarded more than ten (10) years after the date the Plan is adopted by the Board or the date the Plan is approved by the Corporation's shareholders, whichever is earlier;

    (c) The time period during which any Qualified Option is exercisable, as determined by the Committee, shall not commence before the expiration of six (6) months or continue beyond the expiration of ten (10) years after the date the Qualified Option is awarded;

    (d) If a participant, who was awarded a Qualified Option, ceases to be employed by the Corporation or any Subsidiary for any reason other than his or her death, the Committee may permit the participant thereafter to exercise the option during its remaining term for a period of not more than three (3) months after cessation of employment to the extent that the Qualified Option was then and remains exercisable, unless such employment cessation was due to the participant's disability, as defined in Section 22(e)(3) of the Code, in which case the three (3) month period shall be twelve (12) months; if the participant dies while employed by the Corporation or a Subsidiary, the Committee may permit the participant's qualified personal representatives, or any persons who acquire the Qualified Option pursuant to his or her Will or laws of descent and distribution, to exercise the Qualified Option during its remaining term for a period of not more than twelve (12) months after the participant's death to the extent that the Qualified Option was then and remains exercisable; the Committee may impose terms and conditions upon and for the exercise of a Qualified Option after the cessation of the participant's employment or his or her death;

    (e) The purchase price of Stock subject to any Qualified Option shall not be less than the Stock's fair market value at the time the Qualified Option is awarded and shall not be less than the Stock's par value; and

    (f) Qualified Options may not be sold, transferred or assigned by the participant except by will or the laws of descent and distribution.

8. Non-Qualified Options. In addition to other applicable provisions of the --------------------- Plan, all Non-Qualified Options and Awards thereof shall be under and subject to the following terms and conditions:

    (a) The time period during which any Non-Qualified Option is exercisable shall not commence before the expiration of six (6) months or continue beyond the expiration of ten (10) years after the date the Non-Qualified Option is awarded;

    (b) If a participant, who was awarded a Non-Qualified Option, ceases to be eligible under the Plan, before lapse or full exercise of the option, the Committee may permit the participant to exercise the option during its remaining term, to the extent that the option was then and remains exercisable, or for such time period and under such terms and conditions as may be prescribed by the Committee;

    (c) The purchase price of a share of Stock subject to any Non-Qualified Option shall not be less than the Stock's par value; and

    (d) Except as otherwise provided by the Committee, Non-Qualified Stock Options granted under the Plan are not transferable except as designated by the participant by Will and the laws of descent and distribution.

9. Stock Appreciation Rights. In addition to other applicable provisions of ------------------------- the Plan, all SARs and Awards thereof shall be under and subject to the following terms and conditions:

    (a) SARs may be granted either alone, or in connection with another previously or contemporaneously granted Award (other than another
         SAR) so as to operate in tandem therewith by having the exercise of one affect the right to exercise the other, as and when the Committee may determine; however, no SAR shall be awarded in connection with a Qualified Option more than ten (10) years after the date the Plan is adopted by the Board or the date the Plan is approved by the Corporation's stockholders, whichever date is earlier;

    (b) Each SAR shall entitle the participant to receive upon exercise of the SAR all or a portion of the excess of (i) the fair market value at the time of such exercise of a specified number of shares of Stock as determined by the Committee, over (ii) a specified price as determined by the Committee of such number of shares of Stock that, on a per share basis, is not less than the Stock's fair market value at the time the SAR is awarded, or if the SAR is connected with another Award, such lesser percentage of the Stock purchase price thereunder as may be determined by the Committee;

    (c) Upon exercise of any SAR, the participant shall be paid either in cash or in Stock, or in any combination thereof, as the Committee shall determine; if such payment is to be made in Stock, the number of shares thereof to be issued pursuant to the exercise shall be determined by dividing the amount payable upon exercise by the Stock's fair market value at the time of exercise;

    (d) The time period during which any SAR is exercisable, as determined by the Committee, shall not commence before the expiration of six (6) months; however, no SAR connected with another Award shall be exercisable beyond the last date that such other connected Award may be exercised;

    (e) If a participant holding a SAR, before its lapse or full exercise, ceases to be eligible under the Plan, the Committee may permit the participant thereafter to exercise such SAR during its remaining term, to the extent that the SAR was then and remains exercisable, for such time period and under such terms and conditions as may be prescribed by the Committee;

    (f) No SAR shall be awarded in connection with any Qualified Option unless the SAR (i) lapses no later than the expiration date of such connected Option, (ii) is for not more than the difference between the Stock purchase price under such connected Option and the Stock's fair market value at the time the SAR is exercised, (iii) is transferable only when and as such connected Option is transferable and under the same conditions, (iv) may be exercised only when such connected Option may be exercised, and (v) may be exercised only when the Stock's fair market value exceeds the Stock purchase price under such connected Option.

10. Restricted Stock. In addition to other applicable provisions of the ---------------- Plan, all Restricted Stock and Awards thereof shall be under and subject to the following terms and conditions:

    (a) Restricted Stock shall consist of shares of Stock that may be acquired by and issued to a participant at such time, for such or no purchase price, and under and subject to such transfer, forfeiture and other restrictions, conditions or terms as shall be determined by the Committee, including but not limited to prohibitions against transfer, substantial risks of forfeiture within the meaning of
         Section 83 of the Code, and attainment of performance or other goals, objectives or standards, all for or applicable to such time periods as determined by the Committee;

    (b) Except as otherwise provided in the Plan or the Restricted Stock Award, a participant holding shares of Restricted Stock shall have all the rights as does a holder of Stock, including without limitation the right to vote such shares and receive dividends with respect thereto; however, during the time period of any restrictions, conditions or terms applicable to such Restricted Stock, the shares thereof and the right to vote the same and receive dividends thereon shall not be sold, assigned, transferred, exchanged, pledged, hypothecated, encumbered or otherwise disposed of except as permitted by the Plan or the Restricted Stock Award;

    (c) Each certificate issued for shares of Restricted Stock shall be deposited with the Secretary of the Corporation, or the office thereof, and shall bear a legend in substantially the following form and content:

              THIS CERTIFICATE AND THE SHARES OF STOCK HEREBY REPRESENTED ARE SUBJECT TO THE PROVISIONS OF THE CORPORATION'S 2000 STOCK INCENTIVE PLAN AND A CERTAIN AGREEMENT ENTERED INTO BETWEEN THE HOLDER AND THE CORPORATION PURSUANT TO THE PLAN. THE RELEASE OF THIS CERTIFICATE AND THE SHARES OF STOCK HEREBY REPRESENTED FROM SUCH PROVISIONS SHALL OCCUR ONLY AS PROVIDED BY THE PLAN AND AGREEMENT, A COPY OF WHICH ARE ON FILE IN THE OFFICE OF THE SECRETARY OF THE CORPORATION.

         Upon the lapse or satisfaction of the restrictions, conditions and terms applicable to the Restricted Stock, a certificate for the shares of Stock free of restrictions and without the legend shall be issued to the participant;

    (d) If a participant's employment with the Corporation or a Subsidiary ceases for any reason prior to the lapse of the restrictions, conditions or terms applicable to his or her Restricted Stock, all of the participant's Restricted Stock still subject to unexpired restrictions, conditions or terms shall be forfeited absolutely by the participant to the Corporation without payment or delivery of any consideration or other thing of value by the Corporation or its affiliates, and thereupon and thereafter neither the participant nor his or her heirs, personal or legal representatives, successors, assigns, beneficiaries, or any claimants under the participant's Last Will or laws of descent and distribution, shall have any rights or claims to or interests in the forfeited Restricted Stock or any certificates representing shares thereof, or claims against the Corporation or its affiliates with respect thereto.

11. Exercise. Except as otherwise provided in the Plan, Awards may be -------- exercised in whole or in part by giving written notice thereof to the Secretary of the Corporation, or his or her designee, identifying the Award to be exercised, the number of shares of Stock with respect thereto, and other information pertinent to exercise of the Award. The purchase price of the shares of Stock with respect to which an Award is exercised shall be paid with the written notice of exercise, either in cash or in securities of the Corporation, including securities issuable hereunder, at its then current fair market value, or in any combination thereof, as the Committee shall determine. Funds received by the Corporation from the exercise of any Award shall be used for its general corporate purposes.

          The number of shares of Stock subject to an Award shall be reduced by the number of shares of Stock with respect to which the participant has exercised rights under the Award. If a SAR is awarded in connection with another Award, the number of shares of Stock that may be acquired by the participant under the other connected Award shall be reduced by the number of shares of Stock with respect to which the participant has exercised his or her SAR, and the number of shares of Stock subject to the participant's SAR shall be reduced by the number of shares of Stock acquired by the participant pursuant to the other connected Award.

          The Committee may permit an acceleration of previously established exercise terms of any Awards as, when, under such facts and circumstances, and subject to such other or further requirements and conditions as the Committee may deem necessary or appropriate.

    In addition:

    (a) if the Corporation or its shareholders execute an agreement to dispose of all or substantially all of the Corporation's assets or stock by means of sale, merger, consolidation, reorganization, liquidation or otherwise, as a result of which the Corporation's shareholders, immediately before the transaction, will not own at least fifty percent (50%) of the total combined voting power of all classes of voting stock of the surviving entity (be it the Corporation or otherwise) immediately after the consummation of the transaction, then any and all outstanding Awards shall immediately become and remain exercisable or, if the transaction is not consummated, until the agreement relating to the transaction expires or is terminated, in which case, all Awards shall be treated as if the agreement was never executed;

    (b) if there is an actual, attempted or threatened change in the ownership of at least twenty-five percent (25%) of all classes of voting stock of the Corporation through the acquisition of, or an offer to acquire such percentage of the Corporation's voting stock by any person or entity, or persons or entities acting in concert or as a group, and such acquisition or offer has not been duly approved by the Board, then any and all outstanding awards shall immediately become and remain exercisable; or

    (c) if during any period of two (2) consecutive years, the individuals who at the beginning of such period constituted the Board cease, for any reason, to constitute at least a majority of the Board (unless the election of each director of the Board, who was not a director of the Board at the beginning of such period, was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) then any and all Awards shall immediately become and remain exercisable.

12. Right of First Refusal. Each written agreement for an Award may contain a ---------------------- provision that requires as a condition to exercising a Qualified Option or a Non Qualified Option that the participant agree prior to selling, transferring or otherwise disposing of any shares of Stock obtained through the exercise of the Award to first offer such shares of Stock to the Corporation for purchase. The terms and conditions of such right of first refusal shall be determined by the Committee in its sole and absolute discretion, provided that the purchase price shall be at least equal to the Stock's fair market value as determined under paragraph 14 below, and shall be subject to all applicable federal and state laws, rules and regulations.

13. Withholding. When a participant exercises a stock option or Stock ----------- Appreciation Right awarded under the Plan, the Corporation, in its discretion and as required by law, may require the participant to remit to the Corporation an amount sufficient to satisfy fully any federal, state and other jurisdictions' income and other tax withholding requirements prior to the delivery of any certificates for shares of Stock. At the Committee's discretion, remittance may be made in cash, shares already held by the participant or by the withholding by the Corporation of sufficient shares issuable pursuant to the option to satisfy the participant's withholding obligation.


14. Value. Where used in the Plan, the "fair market value" of Stock or any ----- options or rights with respect thereto, including Awards, shall mean and be determined by (a) the average of the highest and lowest reported sales prices thereof on the principal established domestic securities exchange on which listed, and if not listed, then (b) the average of the dealer "bid" and "ask" prices thereof on the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), in either case as of the specified or otherwise required or relevant time, or if not traded as of such specified, required or relevant time, then based upon such reported sales or "bid" and "ask" prices before and/or after such time in accordance with pertinent provisions of and principles under the Code and the regulations promulgated thereunder.

15. Amendment. To the extent permitted by applicable law, the Board may --------- amend, suspend, or terminate the Plan at any time. The amendment or termination of this Plan shall not, without the consent of the participants, alter or impair any rights or obligations under any Award previously granted hereunder.

         From time to time, the Committee may rescind, revise and add to any of the terms, conditions and provisions of the Plan or of an Award as necessary or appropriate to have the Plan and any Awards thereunder be or remain qualified and in compliance with all applicable laws, rules and regulations, and the Committee may delete, omit or waive any of the terms conditions or provisions that are no longer required by reason of changes of applicable laws, rules or regulations, including but not limited to, the provisions of Sections 421 and 422 of the Code, Section 16 of the Securities Exchange Act of 1934, as amended, (the "1934 Act") and the rules and regulations promulgated by the Securities and Exchange Commission. Without limiting the generality of the preceding sentence, each Qualified Option shall be subject to such other and additional terms, conditions and provisions as the Committee may deem necessary or appropriate in order to qualify as a Qualified Option under Section 422 of the Code, including, but not limited to, the following provisions:

         (a) At the time a Qualified Option is awarded, the aggregate fair market value of the Stock subject thereto and of any Stock or other capital stock with respect to which incentive stock options qualifying under Sections 421 and 422 of the Code are exercisable for the first time by the participant during any calendar year under the Plan and any other plans of the Corporation or its affiliates, shall not exceed $100,000.00; and

         (b) No Qualified Option, shall be awarded to any person if, at the time of the Award, the person owns shares of the stock of the Corporation possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or its affiliates, unless, at the time the Qualified Option is awarded, the exercise price of the Qualified Option is at least one hundred and ten percent (110%) of the fair market value of the Stock on the date of grant and the option, by its terms, is not exercisable after the expiration of five (5) years from the date it is awarded.

16. Continued Employment. Nothing in the Plan or any Award shall confer upon -------------------- any participant or other persons any right to continue in the employ of, or maintain any particular relationship with, the Corporation or its affiliates, or limit or affect any rights, powers or privileges that the Corporation or its affiliates may have to supervise, discipline and terminate the participant. However, the Committee may require, as a condition of making and/or exercising any Award, that a participant agree to, and in fact provide services, either as an employee or in another capacity, to or for the Corporation or any Subsidiary for such time period as the Committee may prescribe. The immediately preceding sentence shall not apply to any Qualified Option, to the extent such application would result in disqualification of the option under Sections 421 and 422 of the Code.

17. General Restrictions. If the Committee or Board determines that it is -------------------- necessary or desirable to: (a) list, register or qualify the Stock subject to the Award, or the Award itself, upon any securities exchange or under any federal or state securities or other laws, (b) obtain the approval of any governmental authority, or (c) enter into an agreement with the participant with respect to disposition of any Stock (including, without limitation, an agreement that, at the time of the participant's exercise of the Award, any Stock thereby acquired is and will be acquired solely for investment purposes and without any intention to sell or distribute the Stock), then such Award shall not be consummated in whole or in part unless the listing, registration, qualification, approval or agreement, as the case may be, shall have been appropriately effected or obtained to the satisfaction of the Committee and legal counsel for the Corporation.

18. Rights. Except as otherwise provided in the Plan, participants shall have ------ no rights as a holder of the Stock unless and until one or more certificates for the shares of Stock are issued and delivered to the participant.

19. Adjustments. In the event that the shares of common stock of the ----------- Corporation, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of common stock or other securities of the Corporation or of other securities of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise) or if the number of such shares of common stock shall be increased through the payment of a stock dividend, stock split or similar transaction, then, there shall be substituted for or added to each share of common stock of the Corporation that was theretofore appropriated, or which thereafter may become subject to an option under the Plan, the number and kind of shares of common stock or other securities into which each outstanding share of the common stock of the Corporation shall be so changed or for which each such share shall be exchanged or to which each such shares shall be entitled, as the case may be. Each outstanding Award shall be appropriately amended as to price and other terms, as may be necessary to reflect the foregoing events.

         If there shall be any other change in the number or kind of the outstanding shares of the common stock of the Corporation, or of any common stock or other securities in which such common stock shall have been changed, or for which it shall have been exchanged, and if a majority of the disinterested members of the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in any Award that was theretofore granted or that may thereafter be granted under the Plan, then such adjustment shall be made in accordance with such determination.

         The grant of an Award under the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, to consolidate, to dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

         Fractional shares resulting from any adjustment in Awards pursuant to this Section 19 may be settled as a majority of the members of the Board of Directors or of the Committee, as the case may be, shall determine.

         To the extent that the foregoing adjustments relate to common stock or securities of the Corporation, such adjustments shall be made by a majority of the members of the Board or of the Committee, as the case may be, whose determination in that respect shall be final, binding and conclusive. Notice of any adjustment shall be given by the Corporation to each holder of an Award that is so adjusted.

20. Forfeiture. Notwithstanding anything to the contrary in this Plan, if the ---------- Committee finds, after full consideration of the facts presented on behalf of the Corporation and the involved participant, that he or she has been engaged in fraud, embezzlement, theft, commission of a felony, or dishonesty in the course of his or her employment by the Corporation or by any Subsidiary and such action has damaged the Corporation or the Subsidiary, as the case may be, or that the participant has disclosed trade secrets of the Corporation or its affiliates, the participant shall forfeit all rights under and to all unexercised Awards, and under and to all exercised
    Awards under which the Corporation has not yet delivered payment or certificates for shares of Stock (as the case may be), all of which Awards and rights shall be automatically canceled. The decision of the Committee as to the cause of the participant's discharge from employment with the Corporation or any Subsidiary and the damage thereby suffered shall be final for purposes of the Plan, but shall not affect the finality of the participant's discharge by the Corporation or Subsidiary for any other purposes. The preceding provisions of this paragraph shall not apply to any Qualified Option to the extent such application would result in disqualification of the option as an incentive stock option under Sections 421 and 422 of the Code.

21. Indemnification. In and with respect to the administration of the Plan, --------------- the Corporation shall indemnify each member of the Committee and/or of the Board, each of whom shall be entitled, without further action on his or her part, to indemnification from the Corporation for all damages, losses, judgments, settlement amounts, punitive damages, excise taxes, fines, penalties, costs and expenses (including without limitation attorneys' fees and disbursements) incurred by the member in connection with any threatened, pending or completed action, suit or other proceedings of any nature, whether civil, administrative, investigative or criminal, whether formal or informal, and whether by or in the right or name of the Corporation, any class of its security holders, or otherwise, in which the member may be or may have been involved, as a party or otherwise, by reason of his or her being or having been a member of the Committee and/or of the Board, whether or not he or she continues to be a member of the Committee or of the Board. The provisions, protection and benefits of this Section shall apply and exist to the fullest extent permitted by applicable law to and for the benefit of all present and future members of the Committee and/or of the Board and their respective heirs, personal and legal representatives, successors and assigns, in addition to all other rights that they may have as a matter of law, by contract, or otherwise, except (a) to the extent there is entitlement to insurance proceeds under insurance coverages provided by the Corporation on account of the same matter or proceeding for which indemnification hereunder is claimed, or (b) to the extent there is entitlement to indemnification from the Corporation, other than under this Section, on account of the same matter or proceeding for which indemnification hereunder is claimed.

22. Taxes. The issuance of shares of Common Stock under the Plan shall be ----- subject to any applicable taxes or other laws or regulations of the United States of America and any state or local authority having jurisdiction there over.

23. Miscellaneous. (a) Any reference contained in this Plan to particular ------------- section or provision of law, rule or regulation, including but not limited to the Code and the 1934 Act, shall include any subsequently enacted or promulgated section or provision of law, rule or regulation, as the case may be. With respect to persons subject to
    Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Section 16 and the rules and regulations promulgated thereunder, or any successor rules and regulations that may be promulgated by the Securities and Exchange Commission, and to the extent any provision of this Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by applicable law and deemed advisable by the Committee.

         (b) Where used in this Plan: the plural shall include the singular, and unless the context otherwise clearly requires, the singular shall include the plural; and the term "affiliates" shall mean each and every Subsidiary and any parent of the Corporation.

         (c) The captions of the numbered Sections contained in this Plan are for convenience only, and shall not limit or affect the meaning, interpretation or construction of any of the provisions of the Plan.

                               EXHIBIT B

                               DIMECO, INC.

              2000 INDEPENDENT DIRECTORS STOCK OPTION PLAN

1. Purpose. The 2000 Independent Directors Stock Option Plan (the "Plan") ------- was established to advance the development, growth and financial condition of Dimeco, Inc. (the "Corporation") and its subsidiaries, by providing an incentive, through participation in the appreciation of the capital stock of the Corporation, and thereby securing, retaining and motivating members of the Corporation's Board of Directors who are not officers or employees of the Corporation or any subsidiary thereof ( the "non-employee directors").

2. Term. The Plan shall become effective as of the date it is adopted by the ---- Corporation's Board of Directors (the "Board"), and shall be presented for approval at the next meeting of the Corporation's shareholders. Any and all options awarded under the Plan before it is approved by the Corporation's shareholders shall be conditioned upon, and may not be exercised before, receipt of shareholder approval, and shall lapse upon failure to receive such approval. Unless previously terminated by the Board, the Plan shall terminate on, and no options shall be granted after the tenth anniversary of the effective date of the Plan.

3. Stock. The shares of the Corporation's common stock (the "Common Stock") ----- issuable under the Plan shall not exceed 25,000 shares. The amount of Common Stock issuable under the Plan may be adjusted pursuant to
    Section 10 hereof. The Common Stock issuable hereunder may be either authorized and unissued shares of Common Stock, or authorized shares of Common Stock issued by the Corporation and subsequently reacquired by it as treasury stock, or shares purchased in open market transactions. Under no circumstances shall fractional shares be issued under the Plan. The Corporation's failure to obtain any governmental authority deemed necessary by the Corporation's legal counsel for the proper grant of the stock options under this Plan and/or the issuance of Common Stock under the Plan shall relieve the Corporation of any duty or liability for the failure to grant stock options under the Plan and/or issue Common Stock under the Plan as to which such authority has not been obtained.

4. Stock Options. Stock options shall be granted under the Plan to each non- ------------- employee director of the Corporation, annually, on the first business day of January, with the exception of the first annual award of options. The first annual award of options to be made hereunder shall be made at the first organizational meeting of the Board immediately following the 2000 annual meeting of shareholders. Each non-employee director who is a member of the Corporation's Board of Directors on the grant date shall be awarded stock options to purchase shares of Common Stock (the "Stock Options") as may from time to time be determined in the sole discretion of the Board of Directors or the Committee and shall be subject to the following terms and conditions:

    (a) The time period during which any Stock Option is exercisable shall be ten (10) years after the date of grant.

    (b) If a director, who has received an award pursuant to the Plan, ceases to be a member of the Board of Directors for any reason and is not designated as "Director Emeritus" by the remaining members of the Board of Directors at the time of such cessation, then the director may exercise the Stock Option not more than twelve (12) months after such cessation. If a director, who has received an award pursuant to the Plan dies, the director's qualified personal representative, or any person who acquires a Stock Option pursuant to the director's Will or the laws of descent and distribution, may exercise such Stock Option during its remaining term for a period of not more than twelve
         (12) months after the director's death to the extent that the Stock Option would then be and remains exercisable.

    (c) The purchase price of a share of Common Stock subject to a Stock Option shall be the fair market value of the Common Stock on the date of grant, as determined under Section 6 hereof.

    (d) The Stock Option shall be made by a written agreement in the form, attached hereto as Exhibit "A," with such changes therein as may be determined by the Committee ( as such term is defined in Section 12 hereof) (the "Stock Option Agreement").

5. Exercise. Except as otherwise provided in the Plan, a Stock Option may be -------- exercised in whole or in part by giving written notice thereof to the Secretary of the Corporation, or his designee, identifying the Stock Option being exercised, the number of shares of Common Stock with respect thereto, and other information pertinent to the exercise of the Stock Option. The purchase price of the shares of Common Stock with respect to which a Stock Option is exercised shall be paid with the written notice of exercise, either in cash or in Common Stock, including Common Stock issuable hereunder, at its then current fair market value, or any combination of cash or Common Stock. Funds received by the Corporation from the exercise of any Stock Option shall be used for its general corporate purposes. The number of shares of Common Stock subject to a Stock Option shall be reduced by the number of shares of Common Stock with respect to which the director has exercised rights under the related Stock Option Agreement.

If the Corporation or its shareholders execute an agreement to dispose of all or substantially all of the Corporation's assets or capital stock by means of sale, merger, consolidation, reorganization, liquidation or otherwise, as a result of which the Corporation's shareholders as of immediately before such transaction will not own at least fifty percent (50%) of the total combined voting power of all classes of voting capital stock of the surviving entity (be it the Corporation or otherwise) immediately after the consummation of such transaction, thereupon any and all outstanding Stock Options shall immediately become exercisable until the consummation of such transaction, or if not consummated, until the agreement therefor expires or is terminated, in which case thereafter all Stock Options shall be treated as if the agreement never had been executed. If during any period of two (2) consecutive years, the individuals, who at the beginning of such period, constituted the Board of Directors, cease for any reason to constitute at least a majority of the Board of Directors (unless the election of each director of the Board of Directors, who was not a director of the Board of Directors at the beginning of such period, was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) thereupon any and all outstanding Stock Options shall immediately become exercisable. If there is an actual, attempted or threatened change in the ownership of at least twenty-five percent (25%) of any class of voting stock of the Corporation through the acquisition of, or an offer to acquire, such percentage of the Corporation's voting stock by any person or entity, or persons or entities acting in concert or as a group, and such acquisition or offer has not been duly approved by the Board of Directors, thereupon any and all outstanding Stock Options shall immediately become exercisable.

6. Value. Where used in the Plan, the "fair market value" of Stock or any ----- options or rights with respect thereto, including Awards, shall mean and be determined by (a) the average of the highest and lowest reported sales prices thereof on the principal established domestic securities exchange on which listed, and if not listed, then (b) the average of the dealer "bid" and "ask" prices thereof on the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), in either case as of the specified or otherwise required or relevant time, or if not traded as of such specified, required or relevant time, then based upon such reported sales or "bid" and "ask" prices before and/or after such time in accordance with pertinent provisions of and principles under the Code and the regulations promulgated thereunder.

7. Continued Relationship. Nothing in the Plan or in any Stock Option shall ---------------------- confer upon any director any right to continue his relationship with the Corporation as a director, or limit or affect any rights, powers or privileges that the Corporation or its affiliates may have to supervise, discipline and terminate such director, and the relationships thereof.

8. General Restrictions. The Board of Directors may require, in its -------------------- discretion, (a) the listing, registration or qualification of the Common Stock issuable pursuant to the Plan on any securities exchange or under any federal or state securities or other laws, (b) the approval of any governmental authority, or (c) an execution of an agreement by any director with respect to disposition of any Common Stock (including, without limitation, that at the time of the director's exercise of the Stock Option, any Common Stock thereby acquired is being and will be acquired solely for investment purposes and without any intention to sell or distribute the Common Stock). If the Board of Directors so requires, then Stock Options shall not be exercised, in whole or in part, unless such listing, registration, qualification, approval or agreement has been appropriately effected or obtained to the satisfaction of the Board of Directors and legal counsel for the Corporation. Notwithstanding anything to the contrary herein, a director shall not sell, transfer or otherwise dispose of any shares of Common Stock acquired pursuant to a Stock Option unless at least six (6) months have elapsed from the date the Stock Option was granted and, in any event, the transfer or disposition is made in accordance with Section 16 of the Securities Exchange Act of 1934, as amended, and as the same may be amended from time to time.

9. Rights. Except as otherwise provided in the Plan, a director shall have ------ no rights as a holder of the Common Stock subject to a Stock Option unless and until one or more certificates for the shares of Common Stock are issued and delivered to the director. No Stock Option, or the grant thereof, shall limit or affect the right or power of the Corporation or its affiliates to adjust, reclassify, recapitalize, reorganize or otherwise change its or their capital or business structure, or to merge, consolidate, dissolve, liquidate or sell any or all of its or their business, property or assets.

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
10. Adjustments. In the event that the shares of Common Stock of the ----------- Corporation, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of Common Stock or other securities of the Corporation or of other securities of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise) or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, stock split or similar transaction, then, there shall be substituted for or added to each share of Common Stock of the Corporation that was theretofore appropriated, or that thereafter may become subject to a Stock Option under the Plan, the number and kind of shares of Common Stock or other securities into which each outstanding share of the Common Stock of the Corporation shall be so changed or for which each such share shall be exchanged or to which each share shall be entitled, as the case may be. Each outstanding Stock Option shall be appropriately amended as to price and other terms, as may be necessary to reflect the foregoing events.

If there shall be any other change in the number or kind of the outstanding shares of Common Stock of the Corporation, or of any Common Stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, and if a majority of the members of the Board of Directors shall, in their sole discretion, determine that the change equitably requires an adjustment in any Stock Option that was theretofore granted or that may thereafter be granted under the Plan, then such adjustment shall be made in accordance with the determination.

The grant of a Stock Option pursuant to the Plan shall not affect, in any way, the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, to consolidate, to dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

Fractional shares resulting from any adjustment in a Stock Option pursuant to this Section 10 may be settled as a majority of the members of the Board of Directors or of the Committee, as the case may be, shall determine.

To the extent that the foregoing adjustments relate to Common Stock or securities of the Corporation, such adjustments shall be made by a majority of the members of the Board of Directors or of the Committee, as the case may be, whose determination in that respect shall be final, binding and conclusive. Notice of any adjustment shall be given by the Corporation to each holder of a Stock Option that is so adjusted.

11. Forfeiture. Notwithstanding anything to the contrary in this Plan, if an ---------- option holder is engaged in fraud, embezzlement, theft, commission of a felony, or dishonesty in the course of his relationship with the Corporation or its affiliates, or has disclosed trade secrets of the Corporation or its affiliates, the option holder shall forfeit all rights under and to all unexercised Stock Options, and all exercised Stock Options for which the Corporation has not yet delivered certificates for shares of Common Stock, and all rights to receive Stock Options shall be automatically canceled.
12. Administration. The ability to control and manage the operation and -------------- administration of the Plan shall be vested in the Board of Directors or in a committee of two or more members of the Board of Directors, selected by the Board of Directors (the "Committee"). The Committee shall have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make any and all determinations that may be necessary or advisable for the administration of the Plan. Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding.

13. Miscellaneous. Any reference contained in this Plan to a particular ------------- section or provision of law, rule or regulation shall include any subsequently enacted or promulgated section or provision of law, rule or regulation, as the case may be. With respect to persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, transactions under this Plan are intended to comply with all applicable conditions of the Rule and the regulations promulgated thereunder or any successor rule that may be promulgated by the Securities and Exchange Commission. To the extent any provision of this Plan fails to so comply, it shall be deemed null and void, to the extent permitted by applicable law, subject to the provisions of Section 15, below. Where used in this Plan, the plural shall include the singular, and, unless the context otherwise clearly requires, the singular shall include the plural and the masculine shall include the feminine. The captions of the numbered Sections contained in this Plan are for convenience only, and shall not limit or affect the meaning, interpretation or construction of any of the provisions of the Plan.

14. Transferability. Except as otherwise provided by the Board of Directors, --------------- Stock Options granted under the Plan are not transferable except as designated by the participant by will and the laws of descent and distribution.

15. Amendment. The Plan may be amended, suspended or terminated, without --------- notice, by a majority vote of the Board of Directors of the Corporation.

16. Taxes. The issuance of shares of Common Stock under the Plan shall be ----- subject to any applicable taxes or other laws or regulations of the United States of America and any state or local authority having jurisdiction there over.


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